Exhibit 3.2 - Amended and Restate Articles of Incorporation of Transition
              Lifestyle Consultants, Inc.


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                     TRANSITION LIFESTYLE CONSULTANTS, INC.


     The Articles of Incorporation of Transition Lifestyle Consultants, Inc., a Florida corporation (the "Corporation"), are hereby amended and restates in their entirety as follows:

                      ARTICLE I - NAME AND MAILING ADDRESS
                      ------------------------------------

     The name of the Corporation is Southeast Tire Recycling Acquisition, Inc., and the mailing address of the Corporation is 2503 West Gardner Court, Tampa, FL 33611.

                              ARTICLE II - DURATION
                              ---------------------

     The Corporation shall have perpetual existence.

                              ARTICLE III - PURPOSE
                              ---------------------

     The Corporation may engage in any activity or business permitted under the laws of the State of Florida.

                           ARTICLE IV - CAPITAL STOCK
                           --------------------------

     The Corporation is authorized to issue Sixty Million (60,000,000) shares of capital stock, designated as follows: (a) Fifty Million (50,000,000) shares of common stock, par value $.00005 per shares which shall be designated as "Common Stock"; and (b) Ten Million (10,000,000) shares of preferred stock, no par value per share, which shall be designated "Preferred Stock," to be issued in such series with such designations, rights, privileges and preferences, dividends, splits, conversions or other issues as shall be determined from time to time by the Board of Directors of the Corporation.

               ARTICLE V - REGISTERED OFFICE AND REGISTERED AGENT
               --------------------------------------------------

     The street address of the registered office of the Corporation is 2503 West Gardner Court, Tampa, FL 33611, and the name of the registered agent of the Corporation at that address is Michael T. Williams.

                          ARTICLE VI - INDEMNIFICATION
                          ----------------------------

     The Corporation reserves the right to amend or repeal ay provision contained in the Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.

     The undersigned hereby certifies that these Amended and Restated Articles of Incorporation were adopted by the sole director and sole shareholder of the Corporation on the 30th day of December, 1996, and that the number of votes cast was sufficient for approval thereof.

     IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation of the Corporation as of the 30th day of December, 1996.


                                           /s/ Michael T. Williams
                                           -------------------------------------
                                           Michael T. Williams
                                           President